Exhibit 99.1

For release: Feb. 27, 2018	Contact: Brian Dingerdissen

Investor Relations

O: 610.645.1191

BJDingerdissen@AquaAmerica.com

Stacey Hajdak

Marketing & Communications

O: 610.520.6309

SMHajdak@AquaAmerica.com

Aqua America reports earnings for 2017, announces 2018 guidance

•	Reported earnings per share of $1.35 vs. $1.32 in 2016

•	Tax Cuts and Jobs Act results in $3.1 million charge in 2017

•	Invested a record $478 million to improve infrastructure systems

•	Announces 2018 guidance range of $1.37 to $1.42 earnings per diluted common share

Bryn Mawr, PA – Aqua America Inc. (NYSE: WTR) today reported results for the fourth quarter and year ended Dec. 31, 2017, and announced its earnings guidance for 2018.

Full-year 2017 Operating Results

Aqua reported total operating revenues of $809.5 million in 2017 compared to $819.9 million in the prior year. Regulated segment revenues increased to $804.9 million, compared to $800.1 million in 2016. Rates and surcharges, regulated growth and other items increased regulated revenue by approximately $14.4 million compared to 2016. A decrease in water consumption and market-based activities lowered revenue by $9.4 and $15.3 million, respectively.

Operations and maintenance expenses were $287.2 million for 2017, compared to $304.9 million in 2016. Reduced market-based activities and lower production costs decreased operations and maintenance expenses by $21.9 million. Higher costs associated with regulated acquisitions and other expenses offset the reduction in expenses by $8.0 million.

For the full-year 2017, Aqua reported net income of $239.7 million, or $1.35 per share, compared to $234.2 million, or $1.32 per share, in 2016. The Tax Cuts and Jobs Act enactment in December 2017 resulted in a non-cash charge to income tax expense of $3.1 million.

“In 2017, Aqua continued to deliver on our long-term growth strategy by making significant investment in rehabilitating aged infrastructure and by building our pipeline of pending municipal acquisitions,” said Aqua America Chairman and CEO Christopher Franklin. “By focusing on the company’s core strengths, Aqua continues to be part of the solution to our nation’s deteriorating infrastructure, while also delivering long-term value to shareholders.”

Fourth Quarter 2017 Operating Results

Revenues increased to $203.3 million in the fourth quarter compared to $196.8 million in the same quarter of 2016. Rates and surcharge revenue, consumption growth, regulated growth and other factors increased revenue by $8.8 million. Lower revenue from market-based activities offset the increase by $2.3 million.

Operations and maintenance expenses were $79.2 million for the fourth quarter of 2017, compared to $77.6 million in the fourth quarter of 2016. Reduced market-based activities and lower production costs decreased operations and maintenance expenses by $6.0 million. Increasing costs associated with employee-related expenses, regulated acquisitions and other factors offset the reduction in expenses by $7.7 million.

For the fourth quarter of 2017, Aqua reported net income of $53.5 million, or $0.30 per share, compared to $49.6 million, or $0.28 per share, in 2016. Reported results reflect the enactment of the Tax Cuts and Jobs Act which resulted in a non-cash charge to income tax expense of $3.1 million in the fourth quarter of 2017.

Capital Expenditures

In 2017, Aqua invested a record of $478 million to improve its infrastructure systems. The company expects to invest approximately $500 million in 2018 and approximately $1.4 billion from 2018 to 2020. The capital investments made to rehabilitate and expand the infrastructure of the communities Aqua serves are paramount to helping the company to protect and provide Earth’s most essential resource.

Dividend

On Feb. 5, 2018 Aqua America’s board of directors declared a quarterly cash dividend of $0.2047 per share of common stock. This dividend is payable on March 1, 2018, to all shareholders of record on Feb. 16, 2018. The March dividend marks the 73rd year Aqua has paid a consecutive quarterly dividend.

Rate Activity

In 2017, Aqua America’s regulated subsidiaries received rate awards and infrastructure surcharges in Indiana, Illinois, New Jersey, North Carolina, Pennsylvania, Ohio, and Virginia, estimated to increase annualized revenues by approximately $21.6 million.

To date in 2018, the company’s state subsidiaries in Pennsylvania, North Carolina and Ohio have received rate awards or infrastructure surcharges totaling $11 million. Additionally, the company currently has rate proceedings pending in Illinois, New Jersey and Virginia of $15.8 million. The timing and extent to which the rate increases might be granted can vary by the applicable regulatory agency, and the outcome of these filings are expected to consider the effects of the recently enacted Tax Cuts and Jobs Act.

Acquisition Growth in Regulated Operations

In 2017, the company invested $5.9 million to acquire four water and wastewater systems. Acquisitions added approximately 1,000 new customers to the company’s operating footprint. Coupled with organic growth, the company increased its customer base by 1 percent with 10,584 new customer connections. The company currently has six purchase agreements with municipal systems, which are expected to close in 2018 and represent more than 16,000 new customers. The company expects overall customer growth to be between 2 and 3 percent for 2018.

“In 2017, we continued to build on our consistent record of serving more customers each year which allows us greater economies of scale throughout our footprint. The six pending acquisitions along with organic growth would add more than 25,000 customers to our customer base in 2018,” said Franklin. “We remain very optimistic about the prospect of being a water and wastewater solution for an increasing number of customers.”

Financial Information

At year-end 2017, Aqua America’s weighted average cost of fixed-rate long-term debt was 4.36 percent and the company had $302 million available on its credit lines.

Tax Cuts and Jobs Act

In December 2017, the Tax Cuts and Jobs Act, which included a reduction to the corporate federal income tax rate to 21 percent effective January 1, 2018, was signed into law. As a result, in the fourth quarter of 2017, in accordance with accounting standards Aqua America revalued its deferred income tax assets and liabilities at the new 21 percent federal income tax rate. This revaluation resulted in the recognition of both regulatory liabilities, to the extent that the tax savings over time will be passed back to customers in utility customer rates, and a non-cash adjustment was recognized to record additional income tax expense of $3.1 million to the extent revalued deferred income taxes are not believed to be recoverable in utility customer rates.

2018 Guidance Highlights

Aqua America has issued the following 2018 full-year guidance and expects to achieve the following results:

•	Earnings per diluted common share of $1.37 to $1.42

•	Infrastructure investments of approximately $500 million in 2018 for communities served by Aqua

•	Infrastructure investments of approximately $1.4 billion through 2020 in existing operations to improve and strengthen systems

•	Total customer growth of between 2 and 3 percent

•	Aqua Pennsylvania files a rate case in 2018 with resolution in 2019

“Our 2018 guidance reflects the strong environment for growth that we are seeing as many municipalities recognize the benefits that can be attained by partnering with a large, professional water and wastewater provider,” Franklin said. “We expect this trend to continue as a result of the adoption of fair market value legislation and the national need for companies with our scale, expertise and capital to address the country’s pressing need for infrastucture improvements.”

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Earnings and Guidance Event Information

Date: Feb. 28, 2018

Time: 12:15 p.m. EST

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

The presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast and a transcript will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 4 p.m. on February 28, 2018 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 4661873). International callers can dial +1 719.457.0820 (pass code 4661873).

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Caution Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the expected earnings per share for the fiscal year ending in 2018; the expected increase in customer base for the fiscal year ending in 2018; and the company’s filing of a Pennsylvania DSIC case in 2018 and a Pennsylvania rate case in 2018 and the expected outcome of the Pennsylvania rate case in 2019. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the continuation of the company’s growth-through-acquisition program; the desire of municipalities to sell their water and/or wastewater systems; the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment, including a change in federal tax policy; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to grow its dividend, add shareholder value and to grow earnings; municipalities willingness to privatize its water and/or wastewater utilities; the ability of the Company to successfully close and integrate the 6 municipal acquisitions in 2018; changes in policies in regulated commissions; changes in law in water and /or wastewater acquisitions; and other factors discussed in our Annual Report on Form 10-K, which is filed annually with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

The company’s results stated here are unaudited. The final audited financial statements will be filed with the company’s annual report on Form 10-K. The following statements and tables show selected operating data for the quarter and year ended December 31, 2017 and 2016 (in thousands, except per share data) for Aqua America, Inc. and subsidiaries.

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Operating revenues	$203,312	$196,799	$809,525	$819,875

Operations and maintenance expense	$79,243	$77,550	$287,206	$304,897

Regulated segment:
Operating revenues	$202,564	$193,784	$804,905	$800,107

Net income	$53,473	$49,649	$239,738	$234,182

Basic net income per common share	$0.30	$0.28	$1.35	$1.32
Diluted net income per common share	$0.30	$0.28	$1.35	$1.32

Basic average common shares outstanding	177,697	177,365	177,612	177,273
Diluted average common shares outstanding	178,247	177,880	178,175	177,846

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Operating revenues	$203,312	$196,799	$809,525	$819,875

Cost & expenses:
Operations and maintenance	79,243	77,550	287,206	304,897
Depreciation	34,794	33,342	136,302	130,987
Amortization	64	654	422	2,021
Taxes other than income taxes	12,238	13,291	56,628	56,385

Total	126,339	124,837	480,558	494,290

Operating income	76,973	71,962	328,967	325,585

Other expense (income):
Interest expense, net	23,217	20,458	88,341	80,594
Allowance for funds used during construction	(4,641)	(2,369)	(15,211)	(8,815)
(Gain) loss on sale of other assets	(162)	12	(484)	(378)
Equity loss (earnings) in joint venture	71	167	(331)	(976)

Income before income taxes	58,488	53,694	256,652	255,160
Provision for income taxes	5,015	4,045	16,914	20,978

Net income	$53,473	$49,649	$239,738	$234,182

Net income per common share:
Basic	$0.30	$0.28	$1.35	$1.32
Diluted	$0.30	$0.28	$1.35	$1.32

Average common shares outstanding:
Basic	177,697	177,365	177,612	177,273

Diluted	178,247	177,880	178,175	177,846

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	December 31,	December 31,
	2017	2016
Net property, plant and equipment	$5,399,860	$5,001,615
Current assets	131,246	128,650
Regulatory assets and other assets	801,357	1,028,726

Total assets	$6,332,463	$6,158,991

Total equity	$1,957,621	$1,850,068
Long-term debt, excluding current portion, net of debt issuance costs	2,007,753	1,737,605
Current portion of long-term debt and loans payable	117,419	157,206
Other current liabilities	167,069	144,330
Deferred credits and other liabilities	2,082,601	2,269,782

Total liabilities and equity	$6,332,463	$6,158,991